CONFIRMING STATEMENT


This Statement confirms that the undersigned, Duston Williams has authorized and designated each of William O. Sweeney, General Counsel and Secretary, Maxtor Corporation, Dawn C. Anderson, Assistant Secretary, Maxtor Corporation, and Susan M. Thevenet, Assistant Secretary, Maxtor Corporation individually, to execute and file on the undersigned's behalf an application to obtain SEC EDGAR Filing Codes required for Section 16 filings together with all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the under-signed's ownership of or transactions in securities of Maxtor Corporation. The authority of each of William O. Sweeney, Dawn C. Anderson, and Susan M. Thevenet individually, under this Statement shall continue until the under-signed is no longer required to file Forms 3, 4 and 5 with regard to the under-signed's ownership of or transactions in securities of Maxtor Corporation, unless earlier revoked in writing. The undersigned acknowledges that each of William O. Sweeney, Dawn C. Anderson, and Susan M. Thevenet, individually, is not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.


Date: February 6, 2006			       /s/ Duston Williams
						Duston Williams